UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

SYNCHRONOSS TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-52049	06-159540
(Commission File No.)	(IRS Employer Identification No.)

200 Crossing Boulevard
Suite 800
Bridgewater, New Jersey 08807
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (866) 620-3940

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2014, Karen L. Rosenberger was promoted to Executive Vice President, Chief Financial Officer and Treasurer of Synchronoss Technologies, Inc. (the “Company”).  Ms. Rosenberger succeeds Lawrence R. Irving, who resigned from the same positions effective April 1, 2014.

In connection with his resignation, on April 1, 2014, Mr. Irving and the Company entered into a transition agreement (the “Transition Agreement”) pursuant to which he will continue to provide services to the Company through December 31, 2014 (the “Transition Period”).  The Transition Agreement amended certain provisions of that certain Employment Agreement dated as of December 31, 2011 by and between Mr. Irving and the Company which was previously filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Original Agreement”).  During the Transition Period, Mr. Irving will remain an employee of the Company, will continue to receive his base salary and benefits, and will remain eligible for severance benefits.  The Transition Agreement provides that if Mr. Irving remains employed by the Company through the Transition Period the vesting of his outstanding equity grants will be accelerated by an additional one and one-half months.  All severance benefits are subject to Mr. Irving executing a general release of all claims in favor of the Company.

The foregoing summary of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the Transition Agreement, which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Form 10-Q for the quarterly period ending June 30, 2014 and is incorporated by reference herein.

Ms. Rosenberger, age 48, has served as Senior Vice President and Chief Accounting Officer of the Company since 2012 and served as Controller from 2000 until January 2014. Before joining the Company, Ms. Rosenberger held various management positions with Medical Broadcasting Company and CoreTech Consulting Group. Ms. Rosenberger received a degree in accounting from Cedar Crest College and a Master of Business Administration from Saint Joseph’s University. Ms. Rosenberger is a certified public accountant and a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants.

There are no family relationships between Ms. Rosenberger and any director or executive officer of the Company and Ms. Rosenberger has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, nor are any such transactions currently proposed.

In connection with the appointment of Ms. Rosenberger as Executive Vice President, Chief Financial Officer and Treasurer, the Company entered into an employment agreement with Ms. Rosenberger (the “Employment Agreement”) effective April 1, 2014.  Pursuant to the terms of the Employment Agreement, Ms. Rosenberger is entitled to receive an annual base salary of $300,000 and is eligible for an annual target bonus of 60% of her base salary.  In addition, subject to the approval of the Company’s board of directors, Ms. Rosenberger will be granted  (a) 22,536 shares of restricted stock of the Company, subject to vesting as follows:  one-fourth of the shares will vest after one year and 1/16th quarterly thereafter and (b) stock option to purchase 7,640 shares of the Company at an exercise price as of the closing price of the Company’s common stock on NASDAQ on April 1, 2014, subject to vesting as follows:  one-fourth after one year and monthly thereafter.  In the event Ms. Rosenberger’s employment is terminated by the Company without cause (as defined in the Employment Agreement) or by Ms. Rosenberger for good reason (as defined in the Employment Agreement) prior to a change of control or more than 12 months following a change in control, Ms. Rosenberger will receive the following severance benefits:  (a) a lump sum payment equal to one and one-half times her base salary plus her average bonus received in the immediately preceding two years and (b) a lump sum payment equal to 24 times the monthly amount the Company was paying on behalf of her and her eligible dependents with respect to the Company’s health insurance plans.  In the event Ms. Rosenberger’s employment is terminated by the Company without cause or by Ms. Rosenberger for good reason within 12 months following a change in control, Ms. Rosenberger will receive the following severance benefits:  (a) a lump sum payment equal to two times her base salary plus two times her average bonus received in the immediately preceding two years, (b) a lump sum payment equal to 24 times the monthly amount the Company was paying on behalf of her and her eligible dependents with respect to the Company’s health insurance plans, and (c) accelerated vesting of all of her outstanding equity grants.  All such severance benefits are subject to Ms. Rosenberger executing a general release of all claims in favor of the Company.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the Employment Agreement, which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Form 10-Q for the quarterly period ending June 30, 2014 and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNCHRONOSS TECHNOLOGIES, INC.

By:	/s/ STEPHEN G. WALDIS
Name: Stephen G. Waldis
Title: Chief Executive Officer

Dated: April 4, 2014